Exhibit 99.4

RESTRICTED STOCK AWARD AGREEMENT

SNAP INTERACTIVE, INC.

This Restricted Stock Award Agreement (this “Agreement”) is made this 10th day of April, 2013, by and between Snap Interactive, Inc., a Delaware corporation (the “Company”), and Clifford Lerner, an employee of the Company or one or more of its subsidiaries (the “Employee”).

WHEREAS, the Company desires to recognize the contribution the Employee has made to the Company and to provide an incentive to the Employee to assist the Company in achieving continued success by granting to the Employee an award of restricted stock in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), as hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.           Terms of Award.  The number of shares of Common Stock awarded under this Agreement is five million (5,000,000) shares (the “Awarded Shares”).  The “Date of Grant” of this Award is April 10, 2013.

2.           Definitions.

(a)           “Change in Control” means any of the following, except as otherwise provided herein:  (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of the Company’s Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company; (iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Company’s board of directors (the “Board”) by the individuals (the “Continuing Directors”) who (x) at the date of this Agreement were directors or (y) become directors after the date of this Agreement and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Agreement or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “1934 Act”)) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on the date of this Agreement; provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change in Control hereunder if the acquirer is (x) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) a Subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company or (z) any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors; or (vi) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.  Notwithstanding the foregoing provisions of this Section 2(a), in the event this Agreement and the Awarded Units are subject to Section 409A of the Code, then, in lieu of the foregoing definition and to the extent necessary to comply with the requirements of Section 409A of the Code, the definition of “Change in Control” for purposes of such Award shall be the definition provided for under Section 409A of the Code and the applicable regulations and other guidance issued thereunder.

(b)           “Code” means the Internal Revenue Code of 1986, as amended.

(c)           “Termination of Service” occurs when the Employee ceases to serve as an employee, an outside director, or a contractor of the Company or a subsidiary of the Company for any reason.  Except as may be necessary or desirable to comply with applicable federal or state law, a “Termination of Service” shall not be deemed to have occurred when the Employee becomes an outside director or contractor or vice versa.

3.           Vesting.  Except as specifically provided in this Agreement, the Awarded Shares shall vest as follows:

(a)           Fifty percent (50%) of the total Awarded Shares shall vest on the third anniversary of the Date of Grant, provided that the Employee is providing services to the Company on that date.

(b)           The remaining fifty percent (50%) of the total Awarded Shares shall vest on the fourth anniversary of the Date of Grant, provided that the Employee is providing services to the Company on that date.

Notwithstanding the foregoing, upon a Change in Control, any unvested Awarded Shares immediately shall vest on the effective date of the Change in Control.

4.           Forfeiture.  Awarded Shares that are not vested in accordance with Section 3 shall be forfeited on the date of the Employee’s Termination of Service.  Upon forfeiture, all of the Employee’s rights with respect to the forfeited Awarded Shares shall cease and terminate, without any further obligations on the part of the Company.

5.           Restrictions on Awarded Shares.  Awarded Shares that are not vested in accordance with Section 3 and which are subject to forfeiture in accordance with Section 4 shall be subject to the terms, conditions, provisions, and limitations of this Section 5.

(a)           Subject to the terms of this Agreement, from the Date of Grant until the date the Awarded Shares are vested in accordance with Section 3 and no longer subject to forfeiture in accordance with Section 4 (the “Restriction Period”), the Employee shall not be permitted to sell, transfer, pledge, or assign shares any of the Awarded Shares.

(b)           Except as provided in paragraph (a) above, the Employee shall have, with respect to his Awarded Shares, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon.

6.           Legend.  The following legend shall be placed on all certificates representing Awarded Shares:

On the face of the certificate:

“Transfer of this stock is restricted in accordance with conditions printed on the reverse of this certificate.”

On the reverse:

“The shares of stock evidenced by this certificate are subject to and transferable only in accordance with that certain Restricted Stock Award Agreement by and between Snap Interactive, Inc. and Clifford Lerner, dated April 10, 2013, a copy of which is on file at the principal office of the Company in New York, New York.  No transfer or pledge of the shares evidenced hereby may be made except in accordance with and subject to the provisions of said Agreement.  By acceptance of this certificate, any holder, transferee or pledgee hereof agrees to be bound by all of the provisions of said Agreement.”

The following legend shall be inserted on a certificate evidencing Common Stock issued under this Agreement if the shares were not issued in a transaction registered under the applicable federal and state securities laws:

“Shares of stock represented by this certificate have been acquired by the holder for investment and not for resale, transfer or distribution, have been issued pursuant to exemptions from the registration requirements of applicable state and federal securities laws, and may not be offered for sale, sold or transferred other than pursuant to effective registration under such laws, or in transactions otherwise in compliance with such laws, and upon evidence satisfactory to the Company of compliance with such laws, as to which the Company may rely upon an opinion of counsel satisfactory to the Company.”

All Awarded Shares owned by the Employee shall be subject to the terms of this Agreement and shall be represented by a certificate or certificates bearing the foregoing legend.

7.           Delivery of Certificates.  The Company shall deliver certificates for the Awarded Shares to the Employee or shall register the Awarded Shares in the Employee’s name, free of restriction under this Agreement, promptly after, and only after, the Restriction Period has expired without forfeiture pursuant to Section 4.  In connection with any issuance of a certificate for Restricted Stock, the Employee shall endorse such certificate in blank or execute a stock power in a form satisfactory to the Company in blank and deliver such certificate and executed stock power to the Company.

8.           Voting.  The Employee, as record holder of the Awarded Shares, has the exclusive right to vote, or consent with respect to, such Awarded Shares until such time as the Awarded Shares are transferred in accordance with this Agreement; provided, however, that this Section 8 shall not create any voting right where the holders of such Awarded Shares otherwise have no such right.

9.           Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the fair value of an Award, then the Company shall adjust the number of Awarded Shares so that the fair value of the Awarded Shares immediately after the transaction or event is equal to the fair value of the Awarded Shares immediately prior to the transaction or event.  Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject.

10.         Specific Performance.  The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance.  The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

11.         Employee's Representations.  Notwithstanding anything herein to the contrary, the Employee hereby represents and warrants to the Company, that:

(a)           The Employee acknowledges that the Awarded Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and that the Company’s reliance on an exemption from the Securities Act depends, in part, upon the truth and accuracy of the Employee’s representations set forth herein.

(b)           The Employee is acquiring the Awarded Shares for his own account, for investment purposes only, and not with a view to the distribution, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws.

(c)           The Employee is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.

(d)           The decision of the Employee to acquire the Awarded Shares for investment has been based solely upon the evaluation made by the Employee.

(e)           The Employee recognizes and understands that the Awarded Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement or an available exemption, he must hold such Awarded Shares indefinitely.  The Employee further acknowledges that Rule 144 promulgated under the Securities Act may not be applicable to the Awarded Shares and understands that the Company will not be obligated to make the filings and reports, or make publicly available the information, which is a condition to the availability of Rule 144.  The Employee further recognizes that the Company is under no obligation to register the Awarded Shares or to comply with any exemption from such registration.  The Employee understands that the certificates representing the Awarded Shares may carry one or more legends incorporating such restrictions.

(f)           The Employee acknowledges that he is a sophisticated investor, having such knowledge and experience in financial and business matters as to be capable of making an informed investment decision with respect to the acquisition of the Awarded Shares and that he has the financial wherewithal to absorb the loss of any investment in the Awarded Shares.

(g)           The Employee acknowledges receipt of all information he considers necessary or appropriate for deciding and evaluating the merits and risks of his acquiring and holding the Awarded Shares.  The Employee acknowledge that he has had an opportunity to ask questions and to receive answers from the Company regarding the Awarded Shares and the business properties, prospects, and financial condition of the Company and to obtain additional information necessary to verify the accuracy of any information furnished to him or to which he had access.

(h)           The Employee acknowledges that applicable securities laws provide restrictions on the ability of stockholders to sell, transfer, assign, mortgage, hypothecate, or otherwise encumber their Awarded Shares and places certain other restrictions on the Employee.

12.         Employee’s Acknowledgments.  The Employee hereby accepts this Award subject to all the terms and provisions of this Agreement.  The Employee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Company upon any questions arising under this Agreement.

13.         No Right to Continue Service or Employment.  Nothing herein shall be construed to confer upon the Employee the right to continue in the employ or to provide services to the Company, or interfere with or restrict in any way the right of the Company to discharge the Employee as an employee at any time.

14.         Law Governing.  This Agreement shall be governed, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

15.         Legal Construction.  In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction, with respect to any and all claims under the Agreement, to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

16.         Covenants and Agreements as Independent Agreements.  Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement.  The existence of any claim or cause of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

17.         Entire Agreement.  This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter.  All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement.  Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and that any agreement, statement, or promise that is not contained in this Agreement shall not be valid or binding or of any force or effect.

18.         Parties Bound.  The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.  No person or entity shall be permitted to acquire any Awarded Shares without first executing and delivering an agreement in the form satisfactory to the Company making such person or entity subject to the restrictions on transfer contained in Section 5 hereof.

19.          Waiver.  Neither the failure nor any delay on the part of any party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

20.         Provisions Separable.  The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

21.         Modification.  No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and approved by the Employee and the Board; provided, however, that if the Employee is a member of the Board, the Employee must recuse himself from any vote to amend the Agreement or accelerate the vesting of the Awarded Shares, and if the Employee is the sole member of the Board, the Agreement may not be amended and the vesting of the Awarded Shares may not be accelerated.

22.         Headings.  The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

23.         Gender and Number.  Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

24.         Notice.  Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Employee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

(a)           Notice to the Company shall be addressed and delivered as follows:

 Snap Interactive, Inc.
 462 7th Avenue, 4th Floor
 New York, NY 10018
 Attn:  Darrell Lerner

(b)           Notice to the Employee shall be addressed and delivered as set forth on the signature page.

25.         Tax Requirements.  The Employee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, the method and timing for filing an election to include this Agreement in income under Section 83(b) of the Code, and the tax consequences of such election.  By execution of this Agreement, the Employee agrees that if the Employee makes such an election, the Employee shall provide the Company with written notice of such election in accordance with the regulations promulgated under Section 83(b) of the Code.  The Company or, if applicable, any subsidiary (for purposes of this Section 25, the term “Company” shall be deemed to include any applicable subsidiary), shall have the right to deduct from all amounts paid in cash or other form, any Federal, state, local, or other taxes required by law to be withheld in connection with the Awarded Shares.  The Company may, in its sole discretion, also require the Employee receiving shares of Common Stock to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Employee’s income arising with respect to the Awarded Shares.  Such payments shall be required to be made when requested by the Company and may be required to be made prior to the delivery of any certificate representing shares of Common Stock.  Such payment may be made (i) by the delivery of cash to the Company in an amount that equals or exceeds the required tax withholding obligations of the Company; or (ii) by any other means approved by the Company in its sole discretion.  The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Employee.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Employee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY: SNAP INTERACTIVE, INC.

By:	/s/ Jon D. Pedersen, Sr.
Name:	Jon D. Pedersen, Sr.
Title:	Chief Financial Officer

EMPLOYEE:

/s/ Clifford Lerner
Signature

Name:	Clifford Lerner
Address:	450 West 42nd
New York, NY 10036